INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement No. 333-59143 of our report dated August 21, 1998 relating to the financial statements of Merrill Lynch KECALP L.P. 1998 as of July 31, 1998 appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

New York, New York
September 2, 1998